Exhibit 10.3

Boston Scientific Corporation 2011 Long-Term Incentive Plan

Global Deferred Stock Unit Award Agreement

Month dd, yyyy

[Employee's Name]
(“Participant”)

EMPLOYEE COPY
PLEASE RETAIN FOR YOUR RECORDS

Boston Scientific Corporation 2011 Long-Term Incentive Plan
Global Deferred Stock Unit Award Agreement

This Global Deferred Stock Unit Award Agreement (the “Agreement”), dated ddth day of Month, yyyy (the “Grant Date”), is between you and Boston Scientific Corporation, a Delaware corporation, (the "Company") in connection with the Award of Deferred Stock Units by the Committee under the Boston Scientific Corporation 2011 Long-Term Incentive Plan (the “Plan”). Capitalized terms used but not defined in this Agreement shall have the same meaning as assigned to them in the Plan. The applicable terms and conditions of the Plan are incorporated into and made a part of this Agreement.

1.    Grant of Units. The Committee hereby grants you that number of Deferred Stock Units as set forth in this Agreement (the “Units”). Each Unit represents the Company's commitment to issue to you one share of Stock subject to the conditions set forth in this Agreement. This Award is granted pursuant to and is subject to the provisions of the Plan and the terms and conditions of this Agreement and any applicable Addendum.

2.    Vesting. The Units shall vest and shares of Stock will be issued to you according to the vesting schedule set forth in this Agreement. Except as otherwise provided in Sections 4, 5, 6, 7 and 8 below, the Units will vest, subject to the conditions described in Section 7 below, in approximately equal annual installments on each of the five (5) consecutive anniversaries of the Grant Date, beginning on the first anniversary of the Grant Date. No shares of Stock shall otherwise be issued to you prior to the date on which the Units vest. Notwithstanding anything in the Agreement to the contrary, the Company may, in its sole discretion, settle the Units in the form of a cash payment to the extent that settlement in shares of Stock is prohibited under local law or would require the Company and/or any of its Affiliates to obtain the approval of any governmental and/or regulatory body in your country of residence (or country of employment, if different). Alternatively, the Company may, in its sole discretion, settle the Units in the form of shares of Stock but require you to immediately sell such Stock (in which case, this Agreement shall give the Company the authority to issue sales instructions on your behalf).

3.    Participant's Rights in Stock. The shares of Stock, if and when issued to you pursuant to this Agreement, shall be registered in your name and evidenced in a manner as determined by the Company, in its sole discretion. Under no circumstance will you be deemed, by virtue of the granting of the Units, to be a holder of any shares of Stock underlying the Units or be entitled to the rights or privileges of a holder of such shares of Stock (including the right to receive dividends or vote the shares of Stock), unless and until the Units have vested with respect to such shares of Stock and the shares of Stock have been issued to you.

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4.    Death. In the event you terminate employment by reason of death, any Units that have not vested prior to the date of your death shall immediately vest and shares of Stock shall be issued in accordance with your will or the laws of descent and distribution; provided that you have remained in continuous service with the Company or an Affiliate through the first anniversary of the Grant Date. In the event that your death occurs prior to the first anniversary of the Grant Date, a number of the Units equal to the percentage of the year completed (based on the number of full and partial months of employment completed in such vesting year, rounded up to the nearest whole month) prior to death shall immediately vest and shares of Stock shall be issued in accordance with your will or the laws of descent and distribution and all remaining unvested Units shall immediately terminate and be forfeited.

5.    Retirement. Notwithstanding Section 4.a.(4)(B) of the Plan, if you terminate employment by reason of your Retirement (as the term is defined in the Plan or determined under local law), any Units that have not vested prior to the date of your Retirement shall immediately terminate and be forfeited in their entirety.

6.     Disability. If you terminate employment by reason of your Disability (as the term is defined in the Plan or determined under local law), any Units that have not vested prior to the date of your Disability shall immediately vest and shares of Stock shall be issued to you; provided you have remained in continuous service with the Company or an Affiliate through the first anniversary of the Grant Date. In the event that your Disability occurs prior to the first anniversary of the Grant Date, all unvested Units shall immediately terminate and be forfeited in their entirety.

7.    Other Termination of Employment; Certain Vesting Conditions. If your employment terminates for any reason other than death or Disability, any Units that have not vested prior to the date of your termination shall terminate and be forfeited on the effective date of such termination, except if your employment terminates for Cause, in which case, all unvested Units shall be forfeited upon notice of your termination for Cause. The issuance of shares of Stock is conditioned on your continuous employment with the Company or an Affiliate through and on the applicable anniversary of the Grant Date as set forth in Section 2 above. For purposes of the vesting conditions set forth in this Agreement, the effective date of your termination shall be deemed to be the last day of your active service with the Company or an Affiliate (if applicable). Notwithstanding anything to the contrary in the Plan or this Agreement, and for purposes of clarity, the date of your termination of employment shall not be extended by any statutory or common law notice of termination period.

8.    Change in Control of the Company. In the event of a Change in Control of the Company, any Units that have not vested prior to the Change in Control shall immediately vest and shares of Stock will be issued to you; provided, however, that if you have entered into a Change in Control agreement with the Company, the Units will vest according to the provisions of the Change in Control agreement.

9.    Recoupment Policy.

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(a)    Current Recoupment Policy. Pursuant to the Company's recoupment policy and to the extent permitted by governing law, the Board, in its discretion, may seek Recovery of the Award granted to you if you are a Current Executive Officer or Former Executive Officer and you, in the judgment of the Board, commit misconduct or a gross dereliction of duty that results in a material violation of Company policy and causes significant harm to the Company while serving in your capacity as Executive Officer.

(i)    Definitions. The following terms, when used in this Section 9, shall have the meaning set forth below:

(1)    "Current Executive Officer" means any individual currently designated as an “officer” by the Board for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

(2)    "Executive Officer" means any Current Executive Officer or Former Executive Officer.

(3)    "Former Executive Officer" means any individual previously (but not currently) designated as an “officer” by the Board for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

(4)    "Recovery" means the forfeiture or cancellation of unvested Units.

(b)    Provisions Required by Law. If the Company subequently determines that it is required by law to apply a "clawback" or alternate recoupment provision to outstanding Awards, under the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, then such clawback or recoupment provision also shall apply to this Award, as applicable, as if it had been included on the Grant Date and the Company shall notify you of such additional provision.

10.    Consideration for Stock. The shares of Stock subject to the Units are intended to be issued for no cash consideration.

11.    Issuance of Stock. The Company shall not be obligated to issue any shares of Stock until (a) all federal, state and local laws and regulations, as the Company may deem applicable, have been complied with; (b) the shares have been listed or authorized for listing upon official notice to the New York Stock Exchange, Inc. or have otherwise been accorded trading privileges; and (c) all other legal matters in connection with the issuance and delivery of the shares have been approved by the Company's legal department.

12.    Transferability; Restrictions on Shares; Legend on Certificate. Until the vesting conditions of this Award have been satisfied and shares of Stock have been issued in accordance with the terms of this Agreement and any applicable Addendum or by action of the Committee, the Units awarded under this Agreement are not transferable and you

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shall not sell, transfer, assign, pledge, gift, hypothecate or otherwise dispose of or encumber the Units awarded under this Agreement. Transfers of shares of Stock by you are subject to the Company's Stock Trading Policy and applicable securities laws. Shares of Stock issued to you in certificate form or to your book entry account upon satisfaction of the vesting and other conditions of this Award may be restricted from transfer or sale by the Company and evidenced by stop-transfer instructions upon your book entry account or restricted legend(s) affixed to certificates in the form as the Company or its counsel may require with respect to any applicable restrictions on sale or transfer.

13.    Satisfaction of Tax Obligations. Regardless of any action the Company or the Affiliate that employs you (the “Employer”) (if applicable) takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge and agree that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Units or the shares of Stock issued upon vesting of the Units, and (b) do not commit to structure the terms of the Award (or any aspect of the Units) to reduce or eliminate your liability for Tax-Related Items.

Upon the issuance of shares of Stock or the satisfaction of any vesting condition with respect to the shares of Stock to be issued hereunder, if your country of residence (and/or the country of employment, if different) requires withholding of Tax-Related Items, the Company may hold back from the total number of shares of Stock to be delivered to you, and shall cause to be transferred to the Company, whole shares of Stock that have an aggregate Fair Market Value sufficient to pay the minimum Tax-Related Items required to be withheld with respect to the shares of Stock. The cash equivalent of the shares of Stock withheld will be used to settle the obligation to withhold the Tax-Related Items. By accepting the grant of Units, you expressly consent to the withholding of shares of Stock and/or cash as provided for hereunder.

Alternatively, you hereby authorize the Company (on your behalf and at your direction pursuant to this authorization) to immediately sell a sufficient whole number of shares of Stock acquired upon vesting resulting in sale proceeds sufficient to pay the minimum Tax-Related Items required to be withheld. You agree to sign any agreements, forms and/or consents that reasonably may be requested by the Company (or the Company's designated brokerage firm) to effectuate the sale of the shares of Stock (including, without limitation, as to the transfer of the sale proceeds to the Company to satisfy the Tax-Related Items required to be withheld). Further, the Company or the Employer may, in its discretion, withhold any amount necessary to pay the Tax-Related Items from your salary or any other amounts payable to you, with no withholding of shares of Stock or sale of shares of Stock, or may require you to submit a cash payment equivalent to the minimum Tax-Related Items required to be withheld with respect to the Units.

All other Tax-Related Items related to the grant of Units and any shares of Stock delivered in settlement thereof are your sole responsibility. In no event shall whole shares

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be withheld by or delivered to the Company in satisfaction of any Tax-Related Items in excess of the maximum statutory tax withholding required by law. You agree to indemnify the Company and its Affiliates against any and all liabilities, damages, costs and expenses that the Company and its Affiliates may hereafter incur, suffer or be required to pay with respect to the payment or withholding of any Tax-Related Items.

The Units are intended to be exempt from the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). The Plan and this Agreement shall be administered and interpreted in a manner consistent with this intent. If the Company determines that the Agreement is subject to Code Section 409A and that it has failed to comply with the requirements of that Section, the Company may, in its sole discretion, and without your consent, amend this Agreement to cause it to comply with Code Section 409A or be exempt from Code Section 409A.

14.    Repatriation and Legal/Tax Compliance Requirements. If you are resident or employed outside of the United States, you agree, as a condition of the grant of Units, to repatriate all payments attributable to the shares of Stock and/or cash acquired under the Plan (including, but not limited to, dividends and any proceeds derived from the sale of the shares of Stock acquired pursuant to the Units) in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different). In addition, you agree to take any and all actions, and consent to any and all actions taken by the Company and the Employer, as may be required to allow the Company and the Employer to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).

15.    Data Privacy. The collection, processing and transfer of your personal data as it relates to the Units is necessary for the Company's administration of the Plan and your participation in the Plan, and your denial and/or objection to the collection, processing and transfer of personal data may affect your ability to participate in the Plan. As such, you voluntarily acknowledge, consent and agree (where required under applicable law) to the collection, use, processing and transfer of personal data as described in this Section 15.

You understand that the Company or the Employer (if applicable) holds certain personal information about you, including (but not limited to) your name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of Stock held in the Company, and details of all Units awarded to you (vested, unvested and expired) for the purpose of managing and administering the Plan (“Data”). The Data may be provided by you or collected, where lawful, from the Company, its Affiliates or third parties, and the Company or the Employer will process the Data for the exclusive purpose of implementing, administering and managing your participation in the Plan. The data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in your country of residence.

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You hereby explicitly consent to the transfer of Data by the Company or the Employer (if applicable) as necessary for the purpose of implementation, administration and management of your participation in the Plan, and the Company or the Employer (if applicable) may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan, including but not limited to E*Trade Corporate Services (“E*Trade”) or any successor or any other third party that the Company or E*Trade (or its successor) may engage to assist with the administration of the Plan from time to time. You also consent to the transfer of Data outside your country of residence or employment (if applicable), including to the United States. You hereby authorize (where required under applicable law) the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of Stock acquired pursuant to the Plan.

You may, at any time, exercise your rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion or blockage (for breach of applicable laws) of the Data, and (d) to oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and your participation in the Plan. You may seek to exercise these rights by contacting your local Human Resources manager.

16.    No Rights to Continued Employment. The Units granted under the Plan and this Agreement (and any applicable Addendum to this Agreement) shall not confer upon you any right to continue in the employ of the Company or the Employer, and this Agreement (and any applicable Addendum to this Agreement) shall not be construed in any way to limit the Company's (or the Employer's, as the case may be) right to terminate or change the terms of your employment (as otherwise may be permitted under local law).

17.    Discretionary Nature of Plan. You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled or terminated by the Administrator, in its sole discretion, at any time. The grant of the Units under the Plan is a one-time benefit and does not create any contractual or other right to receive Units or benefits in lieu of Units in the future. Future Awards under the Plan, if any, will be at the sole discretion of the Administrator, including, but not limited to, the form and timing of any Award, the number of shares of Stock subject to such Units and the vesting provisions. Any amendment, modification or termination of the Plan shall not constitute a change or impairment of the terms and conditions of your employment with the Company or the Employer.

18.    Voluntary Participation in the Plan. You acknowledge that your participation in the Plan is voluntary.

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19.    Extraordinary Item of Compensation. The grant of Units under the Plan is an extraordinary item of compensation outside the scope of your employment (and your employment contract, if any). Any grant of Units under the Plan is not part of normal or expected compensation or salary for any purpose, including, but not limited to, the calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and, in no event, should be considered as compensation for, or relating in any way to, past services for the Company or the Employer.

20.    Waiver of Entitlement to Compensation or Damages. In consideration of the grant of the Units under this Agreement, no claim or entitlement to compensation or damages shall arise from termination of the Units or diminution in value of the Units or shares of Stock acquired upon vesting of the Units resulting from termination of your employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and the Employer from any such claim that may arise. Notwithstanding the foregoing, if any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Agreement, you will be deemed to have irrevocably waived your entitlement to pursue such claim.

21.    Not a Public Offering. The grant of the Units under the Plan is not intended to be a public offering of securities in your country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filings to the local securities authorities unless otherwise required under local law, and the grant of the Units is not subject to the supervision of the local securities authorities.

22.    No Advice Regarding Grant. No Employee of the Company is permitted to advise you regarding your participation in the Plan or your acquisition or sale of the shares of Stock subject to the Units. Investment in shares of Stock involves a degree of risk. Before deciding whether to participate in the Plan, you should carefully consider all risk factors relevant to the acquisition of shares of Stock under the Plan, and you should carefully review all of the materials related to the Units and the Plan. You are hereby advised to consult with your own personal tax, legal and financial advisors before taking any action related to the Plan.

23.    Investment Intent. You acknowledge that the acquisition of the shares of Stock to be issued hereunder is for investment purposes without a view to distribution thereof.

24.    Award Subject to the Plan. The Award to be made pursuant to this Agreement is made subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable terms and conditions of the Plan will govern and prevail. However, no amendment of the Plan after the date hereof may adversely alter or impair the issuance of the shares of Stock to be made pursuant to this Agreement. You hereby accept the Units subject to all the terms and provisions of the Plan and this Agreement and agree that all decisions under, and interpretations of, the Plan and this Agreement by the Administrator,

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Committee or the Board shall be final, binding and conclusive upon you and your heirs and legal representatives.

25.    Electronic Delivery of Documents. The Company may, in its sole discretion, deliver any documents related to the Units and participation in the Plan or future grants of Units that may be granted under the Plan, by electronic means unless otherwise prohibited by local law. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party-designated by the Company.

26.    Language. If you are resident outside of the United States, you hereby acknowledge and agree that it is your express intent that this Agreement and any applicable Addendum, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Units, be drawn up in English. If you have received this Agreement and any applicable Addendum, the Plan or any other documents related to the Units translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

27.    Addendum. Notwithstanding any provision of this Agreement to the contrary, the Units shall be subject to any special terms and conditions for your country of residence (and country of employment, if different) as are forth in the applicable addendum to the Agreement (the “Addendum”). Further, if you transfer your residence and/or employment to another country reflected in the Addenda to these Agreements, the special terms and conditions for such country will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules, and regulations, or to facilitate the operation and administration of the Units and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). Any applicable Addendum shall constitute part of this Agreement.

28.    Additional Requirements. The Administrator reserves the right to impose other requirements on the Units, any shares of Stock acquired pursuant to the Units and your participation in the Plan to the extent the Administrator determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules, and regulations or to facilitate the operation and administration of the Units and the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

29.    Legal Notices. Any legal notice necessary under this Agreement shall be addressed to the Company in care of its General Counsel at the principle executive offices of the Company and to you at the address appearing in the personnel records of the Company for you or to either party at such other address as either party may designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

30.     Conflicts. The Units granted pursuant to this Agreement and any applicable Addendum is subject to the Plan. The terms and provisions of the Plan as it may be amended

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from time to time are hereby incorporated herein by reference. This Agreement contains terms and provisions established by the Committee specifically for the grant described herein. Unless the Committee has exercised its authority under the Plan to establish specific terms of an Award, the terms of the Plan shall govern. Subject to the limitations set forth in the Plan, the Committee retains the right to alter or modify the Stock Units granted pursuant to this Agreement as the Committee may determine are in the best interests of the Company.

31.    Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of The Commonwealth of Massachusetts (without regard to the conflict of laws principles thereof) and applicable federal laws. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the Commonwealth of Massachusetts and agree that such litigation shall be conducted only in the Commonwealth of Massachusetts, or the federal courts for the United States for the District of Massachusetts, and no other courts, where this Award is made and/or to be performed.

32.    Headings. The headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

33.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be the one and the same instrument.
SIGNATURE PAGE

IN WITNESS WHEREOF, the Company, by its duly authorized officer, and the Participant have executed and delivered this Agreement as a sealed instrument as of the date and year first above written.

Number of Deferred Stock Units: ####

Vesting Schedule
20%        Month dd, yyyy
20%        Month dd, yyyy
20%        Month dd, yyyy
20%        Month dd, yyyy
20%        Month dd, yyyy

PARTICIPANT:

Signature _____________________________
<<Employee Name>>

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BOSTON SCIENTIFIC CORPORATION
Michael F. Mahoney
President and Chief Executive Officer

BOSTON SCIENTIFIC CORPORATION

ADDENDUM TO THE AWARD AGREEMENT
RELATING TO DEFERRED STOCK UNITS GRANTED
PURSUANT TO THE 2011 LONG-TERM INCENTIVE PLAN

In addition to the terms of the Plan and the Agreement, the Units are subject to the following additional terms and conditions. All defined terms contained in this Addendum shall have the same meaning as set forth in the Plan and the Agreement. Pursuant to Section 27 of the Agreement, if you transfer your residence and/or employment to another country reflected in an Addenda, the additional terms and conditions for such country (if any) will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules, and regulations or to facilitate the operation and administration of the Units and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer).

AUSTRALIA

1.    Shareholder Approval Requirement. To the extent you are an individual whose termination benefits are subject to Sections 200 to 200J of the Corporations Act 2001, the Award is contingent upon the Company's satisfaction of the shareholder approval requirements thereunder. To the extent the Company does not or is unable to satisfy such requirements, your Award will be null and void, and you will not have any claims against the Company to receive any payment or other benefits in lieu of the Award.

2.    Securities Law Notice. The Award is granted pursuant to the Australian Offer Document. Participation in the Plan and the Award granted under the Plan are subject to the terms and conditions stated in the Australian Offer Document, in addition to the Plan, the Agreement and this Addendum.

CANADA

1.    Settlement in Shares. Notwithstanding anything to the contrary in the Agreement or the Plan, all Units shall be settled only in shares of Stock (and shall not be settled in cash).

2.    Securities Law Notice. You are permitted to sell shares of Stock acquired under the Plan through the designated broker appointed under the Plan, if any, provided the resale

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of shares of Stock acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the shares of Stock are listed. The shares of Stock are currently listed on the New York Stock Exchange.

3.    Data Privacy. You hereby authorize the Company and the Company's representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company and its Affiliates, and any stock plan service provider that may be selected by the Company, to assist with the Plan to disclose and discuss the Plan with their respective advisors. You further authorize the Company and its Affiliates to record such information and to keep such information in your employee file.
4.    Use of English Language. You acknowledge and agree that it is your express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Vous reconnaissez et consentez que c'est votre souhait exprès qui cet accord, de meme que tous documents, toutes notifications et tous procédés légaux est entré dans, donné ou instituté conformément ci-annexé ou relatant directement ou indirectement ci-annexé, est formulé dans l'anglais.

CHILE

Private Placement. In accordance with Circular 99 of 2001, from Chile's Superintendence of Securities, the grant of Units hereunder is not intended to be a public offering of securities in Chile but instead is intended to be a private placement. As a private placement, the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities, and the Plan is not subject to the supervision of the local securities authorities.

CHINA

1.    Immediate Sale of Shares. If you are a PRC national, you will be required to immediately sell all shares of Stock acquired upon vesting of the Units (in which case, this Addendum shall give the Company the authority to issue sales instructions on your behalf). You agree to sign any additional agreements, forms and/or consents that reasonably may be requested by the Company (or the Company's designated brokerage firm) to effectuate the sale of the shares of Stock (including, without limitation, as to the transfer of the sale proceeds and other exchange control matters noted below) and shall otherwise cooperate with the Company with respect to such matters. You acknowledge that neither the Company nor the designated brokerage firm is under any obligation to arrange for such sale of shares of Stock at any particular price (it being understood that the sale will occur in the market) and that broker's fees and similar expenses may be incurred in any such sale. In any event, when the shares of Stock are sold, the sale proceeds, less any tax withholding, any broker's fees or commissions, and any similar expenses of the sale will be remitted to you in accordance with applicable exchange control laws and regulations.

2.    Exchange Control Restrictions. You understand and agree that, if you are subject

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to exchange control laws in China, you will be required to repatriate to China immediately the proceeds from the sale of any shares of Stock acquired under the Plan. You further understand that such repatriation of proceeds may need to be effected through a special bank account established by the Company, and you hereby consent and agree that proceeds from the sale of shares of Stock acquired under the Plan may be transferred to such account by the Company on your behalf prior to being delivered to you and that no interest shall be paid with respect to funds held in such account. The proceeds may be paid to you in U.S. dollars or local currency at the Company's discretion. If the proceeds are paid to you in U.S. dollars, you understand that a U.S. dollar bank account in China must be established and maintained so that the proceeds may be deposited into such account. If the proceeds are paid to you in local currency, you acknowledge that the Company is under no obligation to secure any particular exchange conversion rate and that the Company may face delays in converting the proceeds to local currency due to exchange control restrictions. You agree to bear any currency fluctuation risk between the time the shares of Stock are sold and the net proceeds are converted into local currency and distributed to you. You further agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

3.    Administration. The Company shall not be liable for any costs, fees, lost interest or dividends or other losses you may incur or suffer resulting from the enforcement of the terms of this Addendum or otherwise from the Company's operation and enforcement of the Plan, the Agreement and the Award in accordance with Chinese law including, without limitation, any applicable rules, regulations and requirements imposed by the State Administration of Foreign Exchange.

BY SIGNING BELOW, YOU ACKNOWLEDGE, UNDERSTAND AND AGREE TO THE TERMS AND CONDITIONS OF THE PLAN, YOUR AWARD AGREEMENT AND THIS ADDENDUM.

By no later than [INSERT DATE], please sign and return this addendum to: [INSERT CONTACT NAME AND ADDRESS].

___________________________________     ______________________________
Employee Signature                    Employee Name (Printed)

Employee ID: _______________________________

_____________________
Date

DENMARK

Treatment of Units upon Termination of Service. Notwithstanding any provisions in the Agreement to the contrary, the treatment of the Units upon your termination of employment shall be governed by the Act on Stock Options in Employment Relations.

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FRANCE

Use of English Language. You acknowledge and agree that it is your express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Vous reconnaissez et consentez que c'est votre souhait exprès qui cet accord, de meme que tous documents, toutes notifications et tous procédés légaux est entré dans, donné ou instituté conformément ci-annexé ou relatant directement ou indirectement ci-annexé, est formulé dans l'anglais.

HONG KONG

1.    IMPORTANT NOTICE/WARNING. The Agreement, the Addendum thereto for Hong Kong, and all other materials pertaining to the Award have not been reviewed by any regulatory authority in Hong Kong. You are hereby advised to exercise caution in relation to the offer. If you have any doubts about any of the contents of the materials pertaining to the Award, you should obtain independent professional advice.

2.    Lapse of Restrictions. If, for any reason, shares of Stock are issued to you within six months of the Grant Date, you agree that you will not sell or otherwise dispose of any such shares of Stock prior to the six-month anniversary of the Grant Date.

INDIA

Repatriation Requirements. As a condition of this Award, you agree to repatriate any funds received pursuant to the Plan (e.g., proceeds from the sale of shares, cash dividends) to India within 90 days of receipt.  In addition, you agree to obtain evidence of the repatriation of funds in the form of a foreign inward remittance certificate (“FIRC”) from the bank where you deposit the foreign currency and to maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or your Employer requests proof of repatriation.

MEXICO

1.    Acknowledgement of the Agreement. By accepting the Units, you acknowledge that you have received a copy of the Plan and the Agreement, including this Addendum, which you have reviewed. You acknowledge further that you accept all the provisions of the Plan and the Agreement, including this Addendum. You also acknowledge that you have read and specifically and expressly approve the terms and conditions set forth in the Agreement, which clearly provide as follows:

(1)	Your participation in the Plan does not constitute an acquired right;

(2)	The Plan and your participation in it are offered by the Company on a wholly discretionary basis;

(3)	Your participation in the Plan is voluntary; and

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(4)	The Company and its Affiliates are not responsible for any decrease in the value of any shares of Stock acquired at vesting of the Units.
2.    Labor Law Acknowledgement and Policy Statement. By accepting the Award, you acknowledge that the Company, with registered offices at One Boston Scientifc Place, Natick, Masachusetts 01760, United States of America, is solely responsible for the administration of the Plan. You further acknowledge that your participation in the Plan, the grant of Award and any acquisition of shares of Stock under the Plan do not constitute an employment relationship between you and the Company because you are participating in the Plan on a wholly commercial basis and your sole employer is [INSERT NAME OF LOCAL ENTITY]. Based on the foregoing, you expressly acknowledge that the Plan and the benefits that you may derive from participation in the Plan do not establish any rights between you and your employer, and do not form part of the employment conditions and/or benefits provided by your employer, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of your employment.
You further understand that your participation in the Plan is the result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue your participation in the Plan at any time, without any liability to you.
Finally, you hereby declare that you do not reserve to yourself any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and you therefore grant a full and broad release to the Company and its Affiliates, branches, representation offices, shareholders, officers, agents or legal representatives, with respect to any claim that may arise.
Spanish Translation
1.    Reconocimiento del Acuerdo. Al aceptar los Units, usted reconoce que ha recibido una copia del Plan, y el Acuerdo, con inclusión de este apéndice, que le han examinado. Usted reconoce, además, que usted acepta todas las disposiciones del Plan, y en el Acuerdo. Usted también reconoce que ha leído y, concretamente, y aprobar de forma expresa los términos y condiciones establecidos en el Acuerdo, que claramente dispone lo siguiente:

(1)	Su participación en el Plan no constituye un derecho adquirido;

(2)	El Plan y su participación en el Plan se ofrecen por la Compañía en su totalidad sobre una base discrecional;
(3)    Su participación en el Plan es voluntaria; y

(4)	La Compañía y sus Afiliadas no son responsables de ninguna disminución en el valor de las acciones adquiridas en la adquisición de los « Units ».
2.    Reconocimiento de Ausencia de Relación Laboral y Declaración de la Política. Al aceptar los Units, usted reconoce que la Compañía, con domicilio social en, One Boston Scientifc Place, Natick, Masachusetts 01760, Estados Unidos de América, es el único

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responsable de la administración del Plan. Además, usted acepta que su participación en el Plan, la concesión de Units y cualquier adquisición de acciones en el marco del Plan no constituyen una relación laboral entre usted y la Compañía porque usted está participando en el Plan en su totalidad sobre una base comercial y su único empleador es [INSERT NAME OF LOCAL ENTITY]. Derivado de lo anterior, usted expresamente reconoce que el Plan y los beneficios que pueden derivarse de la participación en el Plan no establece ningún derecho entre usted y su empleador y que no forman parte de las condiciones de empleo y / o prestaciones previstas por su empleador, y cualquier modificación del Plan o la terminación de su contrato no constituirá un cambio o deterioro de los términos y condiciones de su empleo.
Además, usted comprender que su participación en el Plan es causada por una decisión discrecional y unilateral de la Compañía, por lo que la Compañía se reserva el derecho absoluto a modificar y / o suspender su participación en el Plan en cualquier momento, sin responsabilidad alguna para con usted.
Finalmente, usted manifiesta que no se reserva ninguna acción o derecho que origine una demanda en contra de la Compañía, por cualquier compensación o daño en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y en consecuencia usted otorga un amplio y total finiquito a la Compañía, sus Afiliadas, sucursales, oficinas de representación, sus accionistas, directores, agentes y representantes legales con respecto a cualquier demanda que pudiera surgir.
BY SIGNING BELOW, YOU ACKNOWLEDGE, UNDERSTAND AND AGREE TO THE TERMS AND CONDITIONS OF THE PLAN, YOUR AWARD AGREEMENT AND THIS ADDENDUM.

By no later than [INSERT DATE], please sign and return this addendum to: [INSERT CONTACT NAME AND ADDRESS].

___________________________________     ______________________________
Employee Signature                    Employee Name (Printed)

Employee ID: _______________________________

_____________________
Date

NETHERLANDS

Waiver of Termination Rights. As a condition to the grant of the Units, you hereby waive any and all rights to compensation or damages as a result of the termination of employment with the Company and the Employer for any reason whatsoever, insofar as those rights result or may result from (a) the loss or diminution in value of such rights or entitlements under the Plan, or (b) your ceasing to have rights under, or ceasing to be entitled to any awards under the Plan as a result of such termination.

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PHILIPPINES

Settlement in Cash. Pursuant Section 2 of the Agreement, the Company shall settle your Units in the form of a cash payment unless, at the time of vesting, share settlement does not trigger the need for any approval from and/or filing with the Philippines Securities and Exchange Commission.

SINGAPORE

1.    Director Notification Requirement. Directors of a Singaporean Subsidiary and/or Affiliate are subject to certain notification requirements under the Singapore Companies Act. Directors must notify the Singapore Subsidiary and/or Affiliate in writing of an interest (e.g., unvested Units, shares of Stock, etc.) in the Company or any Subsidiary and/or Affiliate within two (2) days of (i) its acquisition or disposal, (ii) any change in previously disclosed interest (e.g., when shares of Stock acquired at vesting are sold), or (iii) becoming a director.
2.    Private Placement. The grant of Units is being made pursuant to the “Qualifying Person” exemption” under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore and is not regulated by any financial supervisory authority pursuant to any legislation in Singapore. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. You should note that the Units are subject to section 257 of the SFA and you will not be able to make (i) any subsequent sale of the shares of Stock in Singapore or (ii) any offer of such subsequent sale of the shares of Stock subject to the Units in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA (Chapter 289, 2006 Ed.).

SOUTH AFRICA

1.    Withholding Taxes. The following provision supplements Section 13 of the Agreement:

By accepting the Units, you agree to notify the Employer of the amount of any gain realized upon vesting of the Units. If you fail to advise the Employer of the gain realized upon vesting of the Units, you may be liable for a fine. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

2.    Exchange Control Obligations. You are solely responsible for complying with applicable exchange control regulations and rulings (the “Exchange Control Regulations”) in South Africa. As the Exchange Control Regulations change frequently and without notice, you should consult your legal advisor prior to the acquisition or sale of shares of Stock under the Plan to ensure compliance with current Exchange Control Regulations. Neither the Company nor any of its Affiliates will be liable for any fines or penalties resulting from your failure to comply with applicable laws.

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SPAIN

Acknowledgement of Discretionary Nature of the Plan; No Vested Rights. This provision supplements the terms of the Agreement.

In accepting the grant of Units, you acknowledge that you consent to participation in the Plan and have received a copy of the Plan.

You understand that the Company has unilaterally, gratuitously and in its sole discretion granted Units under the Plan to individuals who may be employees of the Company or its Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Affiliates on an ongoing basis. Consequently, you understand that the Units are granted on the assumption and condition that the Units and the shares of Stock acquired upon vesting of the Units shall not become a part of any employment contract (either with the Company or any of its Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, you understand that this grant would not be made to you but for the assumptions and conditions referenced above; thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, the grant of Units shall be null and void.

You understand and agree that, as a condition of the grant of Units, your termination of employment for any reason (including the reasons listed below) will automatically result in the loss of the Units to the extent the Units have not vested as of date the you cease active employment. In particular, you understand and agree that any unvested Units as of the date you cease active employment will be forfeited without entitlement to the underlying shares of Stock or to any amount of indemnification in the event of the termination of employment by reason of, but not limited to, resignation, retirement, disability prior to the first anniversary of the Grant Date, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers' Statute, relocation under Article 40 of the Workers' Statute, Article 50 of the Workers' Statute, unilateral withdrawal by the Employer and under Article 10.3 of the Royal Decree 1382/1985. You acknowledge that you have read and specifically accept the conditions referred to in the Agreement regarding the impact of a termination of employment on your Award.

BY SIGNING BELOW, YOU ACKNOWLEDGE, UNDERSTAND AND AGREE TO THE TERMS AND CONDITIONS OF THE PLAN, YOUR AWARD AGREEMENT AND THIS ADDENDUM.

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By no later than [INSERT DATE], please sign and return this addendum to: [INSERT CONTACT NAME AND ADDRESS].

___________________________________     ______________________________
Employee Signature                    Employee Name (Printed)

Employee ID: _______________________________

_____________________
Date

UNITED KINGDOM

1. Income Tax and Social Insurance Contribution Withholding. The following provision shall replace Section 13 of the Agreement:

Regardless of any action the Company or the Affiliate that employs you (the “Employer”) (if applicable) takes with respect to any or all income tax, primary and secondary Class 1 National Insurance contributions, payroll tax or other tax-related withholding attributable to or payable in connection with or pursuant to the grant or vesting of the Award and the acquisition of Stock, or the release or assignment of the Award for consideration, or the receipt of any other benefit in connection with the Award (“Tax-Related Items”), you acknowledge and agree that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility. Furthermore, the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant of the Award, the vesting of the Award, and the issuance of Stock in settlement, the subsequent sale of any Stock acquired and the receipt of any dividends; and (b) do not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items.

As a condition of the issuance of Stock upon vesting of the Award, the Company and/or the Employer shall be entitled to withhold and you agree to pay, or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy, all obligations of the Company and/or the Employer to account to HM Revenue & Customs (“HMRC”) for any Tax-Related Items. In this regard, you authorize the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by you by withholding a sufficient number of whole shares of Stock having a fair market value (determined in the Company's reasonable discretion) on the applicable withholding date equal to the minimum amount of Tax-Related Items required to be withheld. Alternatively, or in addition, if permissible under local law, you authorize the Company and/or the Employer, at its discretion and pursuant to such procedures as it may specify from time to time, to satisfy the obligations with regard to all Tax-Related Items legally payable by you by one or a combination of the following: (a) withholding from any wages or other cash compensation paid to you by the Company and/or the Employer; (b) arranging for the sale of a sufficient number of whole shares of Stock otherwise deliverable to you (on your behalf and at your direction pursuant to this

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authorization); or (c) withholding from the proceeds of the sale of a sufficient number of whole shares of Stock acquired upon vesting of the Award. If the obligation for Tax-Related Items is satisfied by withholding a whole number of shares of Stock as described herein, you will be deemed to have been issued the full number of shares subject to the Award, notwithstanding that a number of the shares of stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Award.

If, by the date on which the event giving rise to the Tax-Related Items occurs (the "Chargeable Event"), you have relocated to another country, you acknowledge that the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one country.

You also agree that the Company and the Employer may determine the amount of Tax-Related Items to be withheld and accounted for by reference to the maximum applicable rates, without prejudice to any right which you may have to recover any overpayment from the relevant tax authorities. You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to account to HMRC with respect to the Chargeable Event that cannot be satisfied by the means previously described. If any of the foregoing methods of collection are not allowed under applicable laws or if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section, the Company may refuse to deliver the shares of Stock acquired under the Plan.

If payment or withholding is not made within 90 days of the Chargeable Event or such other period as required under U.K. law (the "Due Date"), you agree that the amount of any uncollected Tax-Related Items shall (assuming you are not a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), constitute a loan owed by you to the Employer, effective on the Due Date. You agree that the loan will bear interest at the then-current HMRC Official Rate and it will be immediately due and repayable, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to above. Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), you shall not be eligible for a loan from the Company to cover the income tax liability. In the event that you are a director or executive officer and the income tax is not collected from or paid by you by the Due Date, the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and national insurance contributions (“NICs”) will be payable. You will be responsible for paying and reporting any income tax due on this additional benefit directly to HMRC under the self-assessment regime, and the Company or the Employer (as applicable) will hold you liable for the cost of any employee NICs due on this additional benefit. The Company or the Employer (as applicable) may recover the cost of any such employee NICs from you at any time by any of the means referred to in this Section 13.

2. Exclusion of Claim. You acknowledge and agree that you will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from your

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ceasing to have rights under or to be entitled to the Award, whether or not as a result of the termination of your employment with the Company or its Affiliates for any reason whatsoever (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the Award. Upon the grant of the Award, you shall be deemed irrevocably to have waived any such entitlement.

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